EXHIBIT 99.1
For Immediate Release
MERCER INTERNATIONAL INC. REPORTS 2008 THIRD QUARTER RESULTS
     NEW YORK, NY, October 27, 2008 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the third quarter of 2008. Revenues and Operating EBITDA in the third quarter of 2008 decreased to €178.6 million (U.S.$268.2 million) and €24.0 million (U.S.$36.0 million) from €191.1 million (U.S.$262.9 million) and €35.8 million (U.S.$49.3 million), respectively, in the third quarter of 2007 as we were impacted by significantly less favorable market conditions in the latter half of the current quarter. Operating EBITDA is defined on page 4 of this press release and reconciled to net income from continuing operations on page 7 of the financial tables in this press release.
Summary Financial Highlights

	Q3	Q2	Q3
	2008	2008	2007
	(in millions of Euro, except where otherwise stated)
Revenues	€178.6	€170.6	€191.1
Operating income from continuing operations	9.9	6.2	21.5
Operating EBITDA	24.0	19.8	35.8
Unrealized gain (loss) on derivative instruments	(8.2)	20.6	(5.7)
Foreign exchange gain (loss) on debt	(9.6)	0.2	4.6
Net income (loss) from continuing operations	(17.2)	0.9	10.7
Net income (loss) per share
Basic	€(0.47)	€0.02	€0.29
Diluted	€(0.47)	€0.02	€0.26
Cash	€75.8	€83.3	€69.4
Working capital	€173.1	€169.5	€150.7
Summary Operating Highlights

	Q3	Q2	Q3
	2008	2008	2007
Pulp Production (‘000 ADMTs)	368.4	356.8	361.0
Scheduled Production Downtime (‘000 ADMTs)	9.0	15.0	8.0
Pulp Sales (‘000 ADMTs)	363.8	347.3	363.5
NBSK pulp list price in Europe (US$/ADMT)	878	900	810
NBSK pulp list price in Europe (€/ADMT)	585	576	589
Average pulp sales realizations (€/ADMT)(1)	484	485	520
Average Spot Currency Exchange Rates:
€ / $(2)	0.6658	0.6401	0.7268
C$ / $(2)	1.0416	1.0099	1.0446
C$ / €(3)	1.5620	1.5783	1.4367

(1)	List price, less discounts and commissions.

(2)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.

(3)	Average Bank of Canada noon spot rate over the reporting period.

President’s Comments
     Mr. Jimmy S.H. Lee, President and Chairman, stated: “Our mills operationally performed well in the current quarter and our Celgar mill achieved a record production month. Our energy initiatives, including the Celgar green-energy project, are progressing as planned and we currently expect revenues from sales of surplus energy by our German mills to increase by approximately €16.0 million per annum beginning in January 2009 with the anticipated implementation of higher biomass energy tariffs under Germany’s Renewable Energy Resources Act.”
     Mr. Lee continued: “While we are monitoring and evaluating the risk posed by the instability in global financial markets to us as well as to our customers and suppliers we currently believe that our financial position is solid and that we are currently well-positioned to weather this economic downturn. At the end of the current quarter we had cash and cash equivalents of €75.8 million, working capital of €173.1 million and approximately €43.0 million available in undrawn lines of credit.”
     Mr. Lee added: “Slowing global economies are having an adverse impact on pulp demand and prices which have sharply declined over the past month. However, the recent strengthening of the U.S. dollar versus the Euro and the Canadian dollar, which since the end of the third quarter to date have decreased by approximately 11.3% and 20.2%, respectively, in value against the U.S. dollar, is helping to offset pulp price decreases. A stronger U.S. dollar is beneficial to us because, although NBSK pulp is primarily quoted in U.S. dollars, our production costs are principally incurred in Euros and Canadian dollars. We also currently expect that the prevailing market conditions will exert downward pressure on a number of our costs such as freight and fiber costs.”
     Mr. Lee concluded: “Although we expect the current market weakness to continue in the near term, we will keep managing those areas of our business that we can control and focus on our strategic operating initiatives. Our underlying business remains strong and the low-cost nature of our mills will continue to provide us with competitive strengths over other higher cost producers, some of whom we believe to be sustaining cash losses and who may begin taking production downtime as a result of today’s challenging market environment. We currently believe that a rebalancing among producers in the industry will help contribute to a recovery of pulp prices and that we will be well-positioned to realize on such price improvements when the market turns.”
Three Months Ended September 30, 2008 Compared to Three Months Ended September 30, 2007
     Revenues for the three months ended September 30, 2008 decreased by 6.5% to €178.6 million from €191.1 million in the comparative period of 2007, due to the weaker U.S. dollar relative to the Euro which more than offset higher pulp prices.

     Pulp production increased to 368,378 ADMTs in the current quarter, from 360,986 ADMTs in the same quarter of 2007 as all of our mills generally performed well. We took a total of 10 days scheduled maintenance downtime at our mills in the current quarter and expect to take 12 days at our Stendal mill in the fourth quarter.
     Pulp sales volume remained largely unchanged at 363,775 ADMTs in the current quarter compared to 363,523 ADMTs in the comparative period of 2007. Average pulp sales realizations were €484 per ADMT in the current quarter of 2008 compared to €520 per ADMT in the third quarter of 2007 as higher pulp prices were more than offset by the weakness in the U.S. dollar during the period.
     Costs and expenses in the third quarter of 2008 decreased marginally to €168.7 million from €169.7 million in the comparative period of 2007.
     On average, our fiber costs increased by approximately 2.6% in the third quarter of 2008 from the same period of 2007. In Germany fiber costs decreased slightly as the sustained production curtailments by large parts of the European board industry continue and demand for fiber remains generally low. Fiber costs at our Celgar mill increased in the current quarter from the prior quarter and the same period last year as a result of increased whole log chipping and higher freight costs incurred in the delivery of wood chips to the mill. Overall, we currently expect fiber prices in Germany in the fourth quarter and early part of 2009 to remain generally level with third quarter prices. Fiber costs at our Celgar mill are also expected to remain at current levels in the near term and to decrease as we move into 2009 as a result of fiber initiatives implemented at the mill including improvements in transportation logistics and woodroom efficiencies.
     During the third quarter of 2008, our raw material inventories increased to €47.0 million from €30.8 million at the end of the second quarter of 2008 as we built up inventories in preparation for the slower winter harvesting season. Our pulp inventories increased to €57.1 million in the third quarter of 2008 from €52.2 million at the end of the prior quarter. Pulp inventories at our Celgar mill increased as sales to China slowed considerably in the latter part of the third quarter as a result of the build-up of pulp stocks by Chinese buyers earlier this year. Pulp inventories at our Rosenthal and Stendal mills were generally consistent with the second quarter.
     In the current quarter, sales of surplus energy were approximately 7.2% higher than in the third quarter of 2007.

     For the third quarter of 2008, operating income from continuing operations decreased to €9.9 million from €21.5 million in the comparative quarter of 2007, primarily due to lower sales realizations.
     Interest expense in the third quarter of 2008 decreased to €16.4 million from €17.3 million in the comparative quarter of 2007, primarily due to lower levels of borrowing.
     We recorded an unrealized loss of €8.2 million before minority interests on our interest rate derivatives at the end of the current quarter, compared to an unrealized loss of €5.7 million before minority interests in the same quarter of last year. We recorded a foreign exchange loss on our debt of €9.6 million in the third quarter of 2008 compared to a gain of €4.6 million in the same period last year.
     In the third quarter of 2008, the minority shareholder’s interest in the Stendal loss was €3.3 million, compared to €0.7 million of income in the same quarter of last year.
     In the third quarter of 2008, Operating EBITDA was €24.0 million compared to €35.8 million in the third quarter of 2007 and €19.8 million in the prior quarter of 2008. Operating EBITDA is defined as operating income (loss) from continuing operations plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.
     Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of net income to Operating EBITDA, see page 7 of the financial tables included in this press release.

     We reported a net loss from continuing operations for the third quarter of 2008 of €17.2 million, or €0.47 per basic and diluted share, as compared to net income from continuing operations of €10.7 million, or €0.30 per basic share and €0.26 per diluted share in the third quarter of 2007. As at September 30, 2008 and 2007, respectively, we had 36,422,487 and 36,285,027 common shares outstanding.
Capital Resources
     Given the unprecedented events in the financial markets over the past few weeks, we are providing additional information concerning our capital resources as well as our long-term debt commitments.
     The following table is a summary of selected financial information for the periods indicated:

	As at	As at
	September 30,	December 31,
	2008	2007
	(in thousands)
Financial Position
Cash and cash equivalents	€75,779	€84,848
Working capital	173,132	168,743
Property, plant and equipment	904,653	933,258
Total assets	1,249,708	1,283,517
Long-term liabilities	872,743	885,339
Shareholders’ equity	252,096	276,662
     As at September 30, 2008, our cash and cash equivalents were €75.8 million, working capital was €173.1 million and we had approximately €43.0 million in available undrawn lines of credit.
Government Grants
     A significant portion of the capital investments at our German mills, including the construction of the Stendal mill, were financed through grants from the German federal and state governments. Since 1999, our German mills have benefited from an aggregate €383.0 million in such government grants. We do not report these grants in our income but rather account for them as a reduction of the cost basis of the assets purchased when the grants are received. As a result, the assets reflected in our financial assets are net of these grants.
Stendal Project Debt
     The largest portion of our long-term debt is the project loan facility (the “Stendal Facility”), established by our 70% owned subsidiary, Stendal, to build and operate the Stendal mill. The Stendal Facility is non-recourse to Mercer Inc. and our other operating subsidiaries and mills. As the Stendal Facility is guaranteed up to 80% by German federal and state governments, it benefits from lower interest costs and other credit terms that would not otherwise be available. As at September 30, 2008, the amount outstanding was €531.0 million. The Stendal Facility is amortizing debt and matures in 2017.

Other Indebtedness
     Both our Rosenthal and Celgar mills have working capital facilities in place which mature in February 2010 and May 2009, respectively. As at September 30, 2008, we had not drawn any amount under the €40.0 million Rosenthal facility and had drawn approximately C$35.2 million under the C$40.0 million Celgar facility.
     We have U.S.$310.0 million (€220.2 million) in principal amount of unsecured senior notes, or Senior Notes, outstanding which mature in February 2013 and for which we pay interest at the rate of 9.25% on February 15 and August 15 of each year. While the indenture governing our Senior Notes limits, among other things, our ability to incur additional indebtedness and pay dividends, it does not contain any financial “maintenance” covenants and there are no scheduled principal payments until maturity.
     In addition, we have U.S.$67.3 million (€47.8 million) in principal amount of unsecured convertible notes, or Convertible Notes, which mature in October 2010. We pay interest on the Convertible Notes semi-annually on April 15 and October 15 of each year at the rate of 8.5%. The indenture governing these notes also does not impose financial “maintenance” covenants on us.
Restricted Group / Unrestricted Group
     As a result of the “project” type financing arranged by our 70% subsidiary, Stendal, to build the Stendal mill, pursuant to the terms of our Senior Notes we have established a debt capital structure which essentially bifurcates our Company into two groups, a “Restricted Group” and an “Unrestricted Group”. The Restricted Group is comprised of Mercer Inc., our Rosenthal and Celgar mills and certain holding subsidiaries. The Unrestricted Group is comprised of the Stendal mill and certain holding subsidiaries. This structure was implemented in part to “ring-fence” and isolate the non-recourse project debt of Stendal. We report our results of operations on a consolidated basis and, pursuant to the terms of the Senior Notes, separately for our Restricted Group.
     The following table is a summary of selected financial information for the Restricted Group for the periods indicated.

	As at	As at
	September 30,	December 31,
	2008	2007
	(in thousands)
Financial Position
Cash and cash equivalents	€61,689	€59,371
Working capital	136,895	120,486
Property, plant and equipment	370,672	385,569
Total assets	641,845	627,854
Long-term liabilities	329,397	305,158
Shareholders’ equity	261,754	278,582

     As at September 30, 2008, our Restricted Group had cash and cash equivalents of €61.7 million, working capital of €136.9 million and approximately €43.0 million in available undrawn lines of credit.
Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007
     Revenues for the nine months ended September 30, 2008 decreased to €528.3 million from €537.2 million in the comparative period of 2007, as higher sales volumes and pulp prices were more than offset by the weaker U.S. dollar versus the Euro.
     Operating EBITDA was €76.6 million in the first nine months of 2008 compared to €89.1 million in the nine months ended September 30, 2007. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. See the discussion of our results for the third quarter of 2008 for additional information relating to Operating EBITDA and page 7 of the financial tables for a reconciliation to net income from continuing operations.
     We reported net loss from continuing operations for the first nine months of 2008 of €13.4 million, or €0.37 per basic and diluted share. In the first nine months of 2007, we reported net income from continuing operations of €15.1 million, or €0.42 per basic share and €0.40 per diluted share.
Earnings Release Call
     In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Tuesday, October 28, 2008 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived through November 28, 2008, over the Internet at
http://investor.shareholder.com/media/eventdetail.cfm?mediaid=33609&c=MERC&mediakey=EA9C777BCE92CA0E 80F3CFA153ED15FD&e=0 or through a link on the Company’s News/Financial page at http://www.mercerint.com/s/NewsReleases.asp. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until November 4, 2008 at 11:59 PM (Eastern Daylight Time). The replay number is (800) 642-1687 for domestic callers or (706) 645-9291 for international callers, and the passcode is 68980180.
     Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:	FD
Investors: Eric Boyriven, Alexandra Tramont
Jimmy S.H. Lee	Media: Jordana Miller
Chairman & President	(212) 850-5600
(604) 684-1099

David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099
-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands of Euros)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	€75,779	€84,848
Receivables	81,503	89,890
Note receivable, current portion	628	5,896
Inventories	129,965	103,610
Prepaid expenses and other	10,126	6,015

Total current assets	298,001	290,259

Long-term assets
Cash, restricted	13,000	33,000
Property, plant and equipment	904,653	933,258
Investments	646	96
Deferred note issuance and other costs	4,326	5,303
Deferred income tax	25,432	17,624
Note receivable, less current portion	3,650	3,977

	951,707	993,258

Total assets	€1,249,708	€1,283,517

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€87,315	€87,000
Pension and other post-retirement benefit obligations, current portion	955	493
Debt, current portion	36,599	34,023

Total current liabilities	124,869	121,516

Long-term liabilities
Debt, less current portion	795,445	815,832
Unrealized interest rate derivative losses	17,370	21,885
Pension and other post-retirement benefit obligations	18,361	19,983
Capital leases and other	12,290	8,999
Deferred income tax	29,277	18,640

	872,743	885,339

Total liabilities	997,612	1,006,855

SHAREHOLDERS’ EQUITY
Share capital	203,438	202,844
Additional paid-in capital	461	134
Retained earnings	23,986	37,419
Accumulated other comprehensive income	24,211	36,265

Total shareholders’ equity	252,096	276,662

Total liabilities and shareholders’ equity	€1,249,708	€1,283,517

(1)

MERCER INTERNATIONAL INC.
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of Euros, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues	€178,603	€191,111	€528,289	€537,245

Costs and expenses
Operating costs	144,762	148,529	427,105	426,831
Operating depreciation and amortization	14,033	14,284	41,668	42,003

	19,808	28,298	59,516	68,411
Selling, general and administrative expenses	9,954	6,841	24,803	22,300
(Sale) purchase of emission allowances	—	—	—	(766)

Operating income from continuing operations	9,854	21,457	34,713	46,877

Other income (expense)
Interest expense	(16,424)	(17,299)	(49,057)	(54,108)
Investment income (loss)	(2,031)	1,491	(300)	3,786
Foreign exchange gain (loss) on debt	(9,560)	4,626	(3,291)	7,229
Realized gain on derivative instruments	—	—	—	6,820
Unrealized gain (loss) on derivative instruments	(8,215)	(5,696)	4,515	12,156

Total other income (expense)	(36,230)	(16,878)	(48,133)	(24,117)

Income (loss) before income taxes and minority interest from continuing operations	(26,376)	4,579	(13,420)	22,760
Income tax benefit (provision) — current	(231)	(144)	(68)	(877)
— deferred	6,144	7,013	(2,982)	(5,959)

Income (loss) before minority interest from continuing operations	(20,463)	11,448	(16,470)	15,924
Minority interest	3,290	(742)	3,037	(785)

Net income (loss) from continuing operations	(17,173)	10,706	(13,433)	15,139
Net loss from discontinued operations	—	(10)	—	(198)

Net income (loss)	(17,173)	10,696	(13,433)	14,941
Retained earnings, beginning of period	41,159	19,485	37,419	15,240

Retained earnings, end of period	€23,986	€30,181	€23,986	€30,181

Net income (loss) from continuing operations per share:
Basic	€(0.47)	€0.30	€(0.37)	€0.42

Diluted	€(0.47)	€0.26	€(0.37)	€0.40

Net income (loss) per share:
Basic	€(0.47)	€0.29	€(0.37)	€0.41

Diluted	€(0.47)	€0.26	€(0.37)	€0.39

(2)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(Unaudited)
(In thousands of Euros)
The terms of the indenture governing our 9.25% senior unsecured notes require that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three and nine months ended September 30, 2008 and 2007, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

	September 30, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current
Cash and cash equivalents	€61,689	€14,090	€—	€75,779
Receivables	37,388	44,115	—	81,503
Note receivable, current portion	628	—	—	628
Inventories	80,543	49,422	—	129,965
Prepaid expenses and other	7,341	2,785	—	10,126

Total current assets	187,589	110,412	—	298,001
Cash, restricted	—	13,000	—	13,000
Property, plant and equipment	370,672	533,981	—	904,653
Other	4,967	5	—	4,972
Deferred income tax	20,321	5,111	—	25,432
Due from unrestricted group	54,646	—	(54,646)	—
Note receivable, less current portion	3,650	—	—	3,650

Total assets	€641,845	€662,509	€(54,646)	€1,249,708

LIABILITIES
Current
Accounts payable and accrued expenses	€49,739	€37,576	€—	€87,315
Pension and other post-retirement benefit obligations, current portion	955	—	—	955
Debt, current portion	—	36,599	—	36,599

Total current liabilities	50,694	74,175	—	124,869
Debt, less current portion	291,372	504,073	—	795,445
Due to restricted group	—	54,646	(54,646)	—
Unrealized derivative loss	—	17,370	—	17,370
Pension and other post-retirement benefit obligations	18,361	—	—	18,361
Capital leases and other	7,599	4,691	—	12,290
Deferred income tax	12,065	17,212	—	29,277

Total liabilities	380,091	672,167	(54,646)	997,612

SHAREHOLDERS’ EQUITY
Total shareholders’ equity (deficit)	261,754	(9,658)	—	252,096

Total liabilities and shareholders’ equity	€641,845	€662,509	€(54,646)	€1,249,708

(3)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(Unaudited)
(In thousands of Euros)

	December 31, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current
Cash and cash equivalents	€59,371	€25,477	€—	€84,848
Receivables	37,482	52,408	—	89,890
Note receivable, current portion	589	5,307	—	5,896
Inventories	63,444	40,166	—	103,610
Prepaid expenses and other	3,714	2,301	—	6,015

Total current assets	164,600	125,659	—	290,259
Cash, restricted	—	33,000	—	33,000
Property, plant and equipment	385,569	547,689	—	933,258
Other	5,399	—	—	5,399
Deferred income tax	10,852	6,772	—	17,624
Due from unrestricted group	57,457	—	(57,457)	—
Note receivable, less current portion	3,977	—	—	3,977

Total assets	€627,854	€713,120	€(57,457)	€1,283,517

LIABILITIES
Current
Accounts payable and accrued expenses	€43,621	€43,379	€—	€87,000
Pension and other post-retirement benefit obligations, current portion	493	—	—	493
Debt, current portion	—	34,023	—	34,023

Total current liabilities	44,114	77,402	—	121,516
Debt, less current portion	273,589	542,243	—	815,832
Due to restricted group	—	57,457	(57,457)	—
Unrealized derivative loss	—	21,885	—	21,885
Pension and other post-retirement benefit obligations	19,983	—	—	19,983
Capital leases and other	7,033	1,966	—	8,999
Deferred income tax	4,553	14,087	—	18,640

Total liabilities	349,272	715,040	(57,457)	1,006,855

SHAREHOLDERS’ EQUITY
Total shareholders’ equity (deficit)	278,582	(1,920)	—	276,662

Total liabilities and shareholders’ equity	€627,854	€713,120	€(57,457)	€1,283,517

(4)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(Unaudited)
(In thousands of Euros)

	Three Months Ended September 30, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€102,604	€75,999	€—	€178,603

Operating costs	88,718	56,044	—	144,762
Operating depreciation and amortization	7,333	6,700	—	14,033
Selling, general and administrative expenses	6,585	3,369	—	9,954

	102,636	66,113	—	168,749

Operating income (loss) from continuing operations	(32)	9,886	—	9,854

Other income (expense)
Interest expense	(8,617)	(10,719)	2,912	(16,424)
Investment income (loss)	3,609	(2,728)	(2,912)	(2,031)
Foreign exchange gain (loss) on debt	(9,560)	—	—	(9,560)
Derivative financial instruments	—	(8,215)	—	(8,215)

Total other income (expense)	(14,568)	(21,662)	—	(36,230)

Income (loss) before income taxes and minority interest from continuing operations	(14,600)	(11,776)	—	(26,376)
Income tax benefit (provision)	5,173	740	—	5,913

Income (loss) before minority interest from continuing operations	(9,427)	(11,036)	—	(20,463)
Minority interest	—	3,290	—	3,290

Net income (loss)	€(9,427)	€(7,746)	€—	€(17,173)

	Three Months Ended September 30, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiary	Eliminations	Group
Revenues	€106,530	€84,581	€—	€191,111

Operating costs	84,545	63,984	—	148,529
Operating depreciation and amortization	7,419	6,865	—	14,284
Selling, general and administrative expenses	3,610	3,231	—	6,841

	95,574	74,080	—	169,654

Operating income (loss) from continuing operations	10,956	10,501	—	21,457

Other income (expense)
Interest expense	(6,996)	(11,240)	937	(17,299)
Investment income (loss)	1,321	1,107	(937)	1,491
Foreign exchange gain (loss) on debt	4,545	81	—	4,626
Derivative financial instruments, net	—	(5,696)	—	(5,696)

Total other income (expense)	(1,130)	(15,748)	—	(16,878)

Income (loss) before income taxes and minority interest from continuing operations	9,826	(5,247)	—	4,579
Income tax benefit (provision)	(783)	7,652	—	6,869

Income before minority interest from continuing operations	9,043	2,405	—	11,448
Minority interest	—	(742)	—	(742)

Net income (loss) from continuing operations	9,043	1,663	—	10,706
Net income (loss) from discontinued operations	(10)	—	—	(10)

Net income	€9,033	€1,663	€—	€10,696

(5)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(Unaudited)
(In thousands of Euros)

	Nine Months Ended September 30, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€301,400	€226,889	€—	€528,289

Operating costs	254,312	172,793	—	427,105
Operating depreciation and amortization	21,528	20,140	—	41,668
Selling, general and administrative expenses	15,194	9,609	—	24,803
(Sale) purchase of emission allowances	—	—	—	—

	291,034	202,542	—	493,576

Operating income (loss) from continuing operations	10,366	24,347	—	34,713

Other income (expense)
Interest expense	(19,769)	(32,200)	2,912	(49,057)
Investment income (loss)	4,972	(2,360)	(2,912)	(300)
Foreign exchange gain (loss) on debt	(3,181)	(110)	—	(3,291)
Derivative financial instruments	—	4,515	—	4,515

Total other income (expense)	(17,978)	(30,155)	—	(48,133)

Income (loss) before income taxes and minority interest	(7,612)	(5,808)	—	(13,420)
Income tax benefit (provision)	1,716	(4,766)	—	(3,050)

Income (loss) before minority interest	(5,896)	(10,574)	—	(16,470)
Minority interest	—	3,037	—	3,037

Net income (loss)	€(5,896)	€(7,537)	€—	€(13,433)

	Nine Months Ended September 30, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiary	Eliminations	Group
Revenues	€310,770	€226,475	€—	€537,245
Operating costs	248,292	178,539	—	426,831
Operating depreciation and amortization	21,080	20,923	—	42,003
Selling, general and administrative expenses	12,315	9,985	—	22,300
(Sale) purchase of emission allowances	(268)	(498)	—	(766)

	281,419	208,949	—	490,368

Operating income (loss) from continuing operations	29,351	17,526	—	46,877

Other income (expense)
Interest expense	(21,414)	(35,472)	2,778	(54,108)
Investment income	3,761	2,803	(2,778)	3,786
Foreign exchange gain (loss) on debt	6,808	421	—	7,229
Derivative financial instruments, net	—	18,976	—	18,976

Total other income (expense)	(10,845)	(13,272)	—	(24,117)

Income (loss) before income taxes and minority interest from continuing operations	18,506	4,254	—	22,760
Income tax benefit (provision)	(4,933)	(1,903)	—	(6,836)

Income (loss) before minority interest from continuing operations	13,573	2,351	—	15,924
Minority interest	—	(785)	—	(785)

Net income (loss) from continuing operations	13,573	1,566	—	15,139
Net income (loss) from discontinued operations	(198)	—	—	(198)

Net income (loss)	€13,375	€1,566	€—	€14,941

(6)

MERCER INTERNATIONAL INC.
COMPUTATION OF OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income (loss) from continuing operations	€(17,173)	€10,706	€(13,433)	€15,139
Minority interest	(3,290)	742	(3,037)	785
Income taxes (benefits)	(5,913)	(6,869)	3,050	6,836
Interest expense	16,424	17,299	49,057	54,108
Investment (income) loss	2,031	(1,491)	300	(3,786)
Unrealized foreign exchange (gain) loss on debt	9,560	(4,626)	3,291	(7,229)
Derivative financial instruments	8,215	5,696	(4,515)	(18,976)

Operating income from continuing operations	9,854	21,457	34,713	46,877
Add: Depreciation and amortization	14,103	14,351	41,879	42,197

Operating EBITDA(1)	€23,957	€35,808	€76,592	€89,074

(1)	Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.
COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Restricted Group
Net income (loss) from continuing operations(1)	€(9,427)	€9,043	€(5,896)	€13,573
Income taxes (benefits)	(5,173)	783	(1,716)	4,933
Interest expense	8,617	6,996	19,769	21,414
Investment (income) loss	(3,609)	(1,321)	(4,972)	(3,761)
Unrealized foreign exchange (gain) loss on debt	9,560	(4,545)	3,181	(6,808)

Operating income (loss) from continuing operations	(32)	10,956	10,366	29,351
Add: Depreciation and amortization	7,403	7,486	21,739	21,274

Operating EBITDA(2)	€7,371	€18,442	€32,105	€50,625

(1)	For the Restricted Group, net income (loss) from continuing operations and net income (loss) are the same in 2008 only.

(2)	Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

(7)

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